Exhibit (h)(3)

AMENDMENT TO ENHANCED ACCOUNTING SERVICES AGREEMENT

This Amendment to the Enhanced Accounting Services Agreement dated and effective as of November 27, 2013, by and between The Commerce Funds (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Trust and the Bank entered into an Enhanced Accounting Services Agreement dated and effective as of as of April 24, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Bank and the Trust desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

Section 5 (Services) of the Agreement is hereby amended by inserting the following new clause immediately before the last sentence of Section 5:

“Form N-SAR Preparation:

The Bank will prepare the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR. In connection with such preparation, the Bank will incorporate information provided by the (i) the Trust’s Treasurer or their designees, (ii) fund legal counsel and (iii) audit firms into the Form N-SAR, collect and EDGARize required exhibits, file Form N-SAR with the SEC within regulatory deadlines and provide copies of confirmation of acceptance of filing by the SEC.

The Bank shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Bank’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.”

2.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meaning attributed to them in the Agreement.

(b)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(c)	The Trust hereby confirms that Exhibit 1 to the Agreement is true, correct and complete in all respects as of the date hereof.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
Name:	William R. Schuetter
Title:	President